Exhibit 4.6

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

# CONVERTIBLE PROMISSORY NOTE

*(with Warrant Coverage)*

Principal Amount: $400,000.00

Issue Date: Oct 7, 2026

Maturity Date: One (1) year from the Issue Date, i.e., Oct 06, 2027 (the "Maturity Date")

FOR VALUE RECEIVED, Biomolecular Life Holdings, Inc., a Florida corporation, with its principal office at 1395 Brickell Avenue, Suite 800, Miami, Florida 33131 (the "Company" or "Maker"), hereby promises to pay to the order of The David and Jessika Contreras Living Trust_______, an individual/ entity with an address at 6070 National Blvd #215, Ave Maria, Fl 34142_______ (the "Holder"), the principal sum of $400,000.00 (the "Principal Amount"), together with interest thereon as set forth below, on the terms and conditions set forth in this Convertible Promissory Note (this "Note").

This Note is issued pursuant to, and is subject to the terms of, that certain Subscription Agreement of even date herewith between the Company and the Holder (the "Subscription Agreement"), in a single private placement to one investor, exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). This Note is an unsecured obligation of the Company.

## 1. PRINCIPAL AND INTEREST

1.1 **Principal.** The Company shall repay the Principal Amount, together with all accrued and unpaid interest, on the Maturity Date, unless earlier converted, prepaid, or accelerated in accordance with the terms of this Note.

1.2 **Interest.** The outstanding Principal Amount shall bear interest at a rate of 6% per annum, computed on the basis of a 365-day year and the actual number of days elapsed, from the Issue Date until repaid in full or converted pursuant to Section 3. Accrued interest shall be payable in arrears on the Maturity Date, or upon any earlier conversion, prepayment or acceleration.

1.3 **Default Interest.** From and after the occurrence of an Event of Default, and for so long as such Event of Default continues, the outstanding Principal Amount shall bear interest at a rate of [twelve percent (12%)] per annum, or the maximum rate permitted by applicable law, whichever is less.

1.4 **Prepayment.** The Company may not prepay this Note, in whole or in part, prior to the Maturity Date without the prior written consent of the Holder.

1.5 **Maximum Lawful Rate.** Notwithstanding anything in this Note to the contrary, the total liability of the Company for payments in the nature of interest, including any amount that may be characterized as interest by reason of the Member Benefits described in the Side Letter or otherwise, shall not exceed the maximum rate permitted under applicable law. If any amount paid or charged is determined to exceed that maximum rate, the excess shall be applied to reduce the Principal Amount, and any remaining excess shall be refunded to the Holder. This Section shall control over every other provision of this Note.

**2. WARRANT COVERAGE**

2.1 **Grant of Warrant.** In connection with the issuance of this Note, the Company shall issue to the Holder, concurrently with the funding of the Principal Amount, a warrant (the "Warrant") to purchase shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), at an exercise price of $3.00 per share (the "Warrant Price"), in the form of the Warrant Agreement attached hereto as Exhibit A (the "Warrant Agreement"), which shall be executed and delivered by the Company and the Holder concurrently with this Note. Execution and delivery of the Warrant Agreement is a condition to the Holder's obligation to fund the Principal Amount.

2.2 **Number of Shares; Term.** The Warrant shall entitle the Holder to purchase_400,000 shares of Common Stock, being the Principal Amount divided by the Warrant Price and rounded down to the nearest whole share, representing one hundred percent (100%) warrant coverage. The Warrant shall be exercisable in whole or in part at any time and from time to time from the Issue Date until the fifth (5th) anniversary of the Issue Date, after which it shall expire. The Warrant Price and the number of shares subject to the Warrant shall be adjusted on the same basis as provided in Section 3.4 of this Note. In the event of any conflict between this Note and the Warrant Agreement, this Note shall control.

2.3 **Restricted Securities.** This Note, the Warrant, and all shares of Common Stock issuable upon conversion of this Note or exercise of the Warrant (collectively, the "Securities") are and shall be "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, shall bear the restrictive legend set forth in Section 7.1, and are subject in all respects to Section 7. The Holder acknowledges that no holding period stated in this Note establishes, and nothing in this Note shall be construed as a representation as to, the availability of Rule 144 or any other exemption for the resale of the Securities.

**3. CONVERSION**

3.1 **Conversion Right.** At any time prior to repayment in full of this Note, the Holder shall have the right, at the Holder's election, to convert all or any portion of the outstanding Principal Amount (and, at the Holder's election, accrued interest) into shares of Common Stock at a conversion price of $1.00 per share (the "Conversion Price").

3.2 **Mechanics of Conversion.** To exercise the conversion right, the Holder shall deliver written notice to the Company specifying the amount to be converted. The Company shall issue the applicable number of shares within fifteen (15) Business Days of receipt of such notice. "Business Day" means any day other than a Saturday, Sunday or day on which banks in the State of Florida are authorized or required by law to close. Shares issued upon conversion shall be issued in book-entry form bearing the legend set forth in Section 7.1.

3.3 **Fractional Shares.** No fractional shares shall be issued upon conversion. In lieu of any fractional share, the Company shall pay cash equal to the fair market value of such fractional share as reasonably determined by the Company's board of directors.

3.4 **Adjustments.** If the Company at any time (a) subdivides or combines its outstanding shares of Common Stock, including by forward or reverse stock split, (b) pays a dividend or makes a distribution on its Common Stock payable in shares of Common Stock, or (c) effects a reclassification, recapitalization or other similar change in the Common Stock, then the Conversion Price and the Warrant Price shall each be proportionately adjusted, and the number of shares issuable upon conversion of this Note and upon exercise of the Warrant shall each be proportionately adjusted, so that the Holder is placed

in the same economic position immediately after such event as immediately before it. The Company shall give the Holder not less than ten (10) days' prior written notice of any such event.

3.5 **Fundamental Transaction.** In the event of any merger, consolidation, sale of all or substantially all of the Company's assets, or other transaction in which the Common Stock is converted into or exchanged for other securities, cash or property (a "Fundamental Transaction"), the Company shall give the Holder not less than twenty (20) days' prior written notice, and the Holder may elect, by written notice given prior to the closing of such transaction, either (a) to convert this Note in accordance with Section 3.1 immediately prior to such closing, or (b) to declare the entire outstanding Principal Amount and accrued interest immediately due and payable at such closing.

3.6 **Beneficial Ownership Limitation.** Notwithstanding anything herein to the contrary, the Company shall not effect any conversion of this Note or exercise of the Warrant, and the Holder shall have no right to convert or exercise, to the extent that after giving effect thereto the Holder, together with its affiliates and any persons acting as a group with the Holder, would beneficially own in excess of nine and ninety-nine hundredths percent (9.99%) of the shares of Common Stock then issued and outstanding. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder.

3.7 **Reservation of Shares.** The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting conversions of this Note and exercises of the Warrant, a number of shares of Common Stock sufficient to effect the conversion of the entire outstanding balance of this Note and the exercise of the Warrant in full. All shares so issued shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

## 4. MEMBER BENEFITS

The Holder is entitled to certain product discounts and membership benefits (the "Member Benefits") provided by a third party under a separate Side Letter Agreement of even date herewith among the Company, that provider and the Holder (the "Side Letter"). The Member Benefits are obligations of the provider and not of the Company, except as expressly set forth in the Side Letter, and are not a part of this Note. No failure to provide any Member Benefit shall constitute an Event of Default under this Note or give rise to any right of acceleration, offset, rescission or reduction of principal or interest. The Member Benefits are not intended to constitute interest on this Note, and if any of them is nonetheless so characterized, Section 1.5 shall apply.

## 5. EVENTS OF DEFAULT

5.1 **Events of Default.** Each of the following shall constitute an "Event of Default" under this Note: (a) the Company's failure to pay any amount due under this Note within ten (10) Business Days after the Maturity Date or such earlier date on which such amount became due; (b) the Company's breach of any material covenant under this Note that remains uncured for thirty (30) days after written notice; (c) the Company's failure to deliver shares of Common Stock within the period required by Section 3.2, which failure continues for five (5) Business Days after written notice; (d) the commencement of any bankruptcy, insolvency, or similar proceeding by or against the Company that is not dismissed within sixty (60) days; (e) any representation or warranty of the Company in this Note or the Subscription Agreement proving to have been false in any material respect when made; or (f) the Company ceasing to make publicly available the information required by Section 6.3.

5.2 **Remedies.** Upon the occurrence of an Event of Default, the Holder may, by written notice to the Company, declare the entire unpaid Principal Amount and accrued interest immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by the Company. The Company shall pay the Holder's reasonable costs of collection, including reasonable attorneys' fees. The Holder's rights and remedies are cumulative and not exclusive, and no delay or omission in exercising any right shall operate as a waiver of it.

## 6. REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 **Company Representations.** The Company represents and warrants that it is duly organized, validly existing, and in good standing under the laws of the State of Florida, and that this Note has been duly authorized, executed, and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company further represents that (a) its authorized capital stock consists of 500,000,000 shares, being 400,000,000 shares of Common Stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share; (b) as of the Issue Date_October 07, 2026 shares of Common Stock and 95,858,282 shares of Series A Preferred Stock are issued and outstanding; (c) the shares issuable upon conversion of this Note and exercise of the Warrant have been duly reserved; and (d) the issuance of this Note and the Warrant does not conflict with or result in a default under the Company's articles of incorporation, bylaws or any material agreement to which it is a party.

6.2 **Holder Representations.** The Holder represents and warrants that (a) the Holder is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) it is acquiring this Note (and any securities issuable upon conversion or exercise of the Warrant) for its own account, for investment purposes only, and not with a view toward resale or distribution in violation of the Securities Act, and (c) the Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment; (d) the Holder is able to bear the complete loss of its investment and has no need for liquidity with respect to the Securities; (e) the Holder has had the opportunity to ask questions of, and to obtain such information concerning the Company as it deemed necessary, and has conducted its own independent investigation; (f) the Holder was not solicited by any form of general solicitation or general advertising; (g) the Holder has read and understands Section 7 of this Note in its entirety; and (h) the Holder's state of residence, or in the case of an entity its principal place of business, is_6070 National Blvd #215, Ave Maria, Fl 34142.

6.3 **Information Covenant.** The Company filed a registration statement on Form 10 under Section 12(g) of the Exchange Act on August 26, 2026, which becomes effective automatically on October 25, 2026. For so long as any amount remains outstanding under this Note or the Warrant remains exercisable, the Company shall use commercially reasonable efforts to file on a timely basis all reports required of it under Section 13 or 15(d) of the Exchange Act and, to the extent it is not then subject to those requirements, to make publicly available on a current basis the information required by Rule 15c2-11 under the Exchange Act. The Company makes no representation, however, that Rule 144 will become available for the resale of the Securities.

## 7. RESTRICTED SECURITIES; NO PRESENT RESALE

7.1 **Restrictive Legend.** This Note, the Warrant, and each book-entry position representing shares of Common Stock issued upon conversion or exercise shall bear a restrictive legend in substantially the form appearing on the first page of this Note.

7.2 **Rule 144 Is Not Presently Available.** The Holder expressly acknowledges and agrees that: (a) prior to July 23, 2026 the Company was a "shell company" as that term is used in Rule 144(i)(1) under the Securities Act. In its registration statement on Form 10 the Company states that, as a result of the Marketing Agreement entered into on July 23, 2026 and the operations commenced under it, it believes it is no longer a shell company. The risk factors in that same registration statement state that the Company has identified itself as a shell company and that holders of its securities may not rely on Rule 144. The Holder acknowledges that inconsistency, that the Company's shell status has not been passed upon by the Commission, and that the Company's belief is not a representation that Rule 144 is or will become available; (b) under Rule 144(i), Rule 144 is not available for the resale of securities of an issuer that is or has been a shell company unless and until (i) the issuer has ceased to be a shell company, (ii) the issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (iii) the issuer has filed all reports and other materials required to be filed during the preceding twelve months, other than Form 8-K reports, and (iv) at least one year has elapsed since the issuer filed current "Form 10 information" reflecting its status as an entity that is not a shell company; (c) the Company filed a registration statement on Form 10 with the Commission on August 26, 2026, which becomes effective automatically on October 25, 2026. The one-year period described in clause (b)(iv) above will therefore not expire before August 26, 2027, and then only if the conditions in clauses (b)(i) through (b)(iii) are also satisfied; and (d) the Holder therefore may not resell the Securities in reliance upon Rule 144 at the present time, may be required to hold the Securities for an indefinite period, and there can be no assurance that Rule 144 will ever become available for the resale of the Securities.

7.3 **Tacking.** Any holding period under Rule 144(d) is a matter to be established by the Holder and its own counsel. The Company makes no representation, warranty or covenant as to the availability of tacking under Rule 144(d)(3)(ii) or otherwise, or as to the date on which the Securities may first become eligible for resale. The Holder acknowledges that shares issued in respect of accrued interest do not tack to the Issue Date.

7.4 **No Registration Rights.** The Company grants the Holder no registration rights and is under no obligation to register any of the Securities under the Securities Act or any state securities laws, or to take any action to cause the legend to be removed.

7.5 **Transfer Restrictions.** The Holder shall not offer, sell, transfer, pledge, hypothecate or otherwise dispose of any of the Securities except (a) pursuant to an effective registration statement under the Securities Act, or (b) pursuant to a valid exemption from registration, and in the case of clause (b) only upon delivery to the Company and its transfer agent of an opinion of counsel reasonably satisfactory to the Company that such registration is not required.

7.6 **Risk of Loss.** The Holder acknowledges that an investment in the Securities involves a high degree of risk and that the Holder is able to bear the complete loss of its investment.

## 8. GENERAL PROVISIONS

8.1 **Governing Law; Venue; Jury Waiver.** This Note shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of laws principles. Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Miami-Dade County, Florida, and waives any objection to venue in those courts. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS NOTE.

8.2 **Assignment.** Neither party may assign this Note without the prior written consent of the other party, except that the Holder may assign this Note to an affiliate upon written notice to the Company, provided that any such assignment complies with Section 7.5 and the assignee delivers to the Company a written instrument agreeing to be bound by this Note. The Member Benefits shall not transfer with any assignment except as provided in Section 4.4.

8.3 **Amendments.** This Note may not be amended, modified, or waived except by a written instrument signed by both the Company and the Holder.

8.4 **Notices.** All notices under this Note shall be in writing and delivered to the addresses set forth above, or such other address as either party may designate in writing. Notices shall be deemed given upon personal delivery, upon confirmed electronic mail transmission, one (1) Business Day after deposit with a nationally recognized overnight courier, or three (3) Business Days after deposit in the United States mail, certified, return receipt requested.

8.5 **Severability.** If any provision of this Note is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

8.6 **Entire Agreement.** This Note, together with the Subscription Agreement, the Side Letter and the Warrant Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral.

8.7 **Counterparts; Electronic Signatures.** This Note may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by facsimile, portable document format or other electronic means shall be deemed original signatures.

8.8 **Successors.** This Note shall bind and inure to the benefit of the parties and their respective permitted successors and assigns.

8.9 **Waiver by the Company.** The Company waives presentment, demand for payment, notice of dishonor, protest and notice of protest.

*[Signatures on following page]*

*[Signature page to Convertible Promissory Note]*

IN WITNESS WHEREOF, the parties have executed this Convertible Promissory Note as of the Issue Date first written above.

**COMPANY:**
BIOMOLECULAR LIFE HOLDINGS, INC.

______________________________

Name: Jessika Wiesner
Title: Chief Executive Officer
Email address: biomolecularpharma@gmail.com
Date: October 7, 2026

**HOLDER:**

______________________________

The David and Jessika Contreras Living Trust_
Name: Jessika Wiesner
Title: Trustee
Email address: 6070 National Blvd # 215 Ave Maria, Fl 34142
Date: Oct 7, 2026

*Exhibit A: Form of Warrant Agreement*